EXHIBIT 3.8

Business Number E0205372014 - 0 Filed in the Office of Secretary of State State Of Nevada Filing Number 20222358407 Filed On 5/31/2022 8:00:00 AM Number of Pages 3

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BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 68. - 6708 Website: www.nvsos.gov 4 T C c Profit Corporation: Certi · ficate of Amendment (PURSUANT To NRs 7e . Mo a. 78 . 385/78 . 390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANr ro NRs 1a . 4o3) Officer's Statement PuRsuANr ro NRs ao . 030 Date : 05/30/2022 Time : 12 . 00 PM (must not be later th11n 90 cj11ys 11fter the eertifieate is filee) . Effective Date and ime: (Optional) Changes to takes the following effect: The entity name has been amended . The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended . x The authorized shares have been amended. The directors , managers or general partners have been amended . IRS tax language has been added . Articles have been added . Artic l es have been deleted . Other. The articles have been amended as follows: (provide article numbers, if available) The Fourth Article has been amended as follows: The aggregate number of (attach additiona l page(s) if necessary) 5. lnfonnation Being hanged: (Domestic orporations only) X . 2 , - /4, , / I ; , - 7 Chairman s ne r ID : 9S0Yf6 aMW .. . Title ignature officer or Authorized Signer X r · · 1 - : . ; .. Corporate Secretary .::c _ S i gnature of Officer or Authorized Signer Title *If any proposed amendment 1NOuld alter or change any preference or any relative or other right given to any class or series of outstanding shares , then the amendment must be approved by the vote , in add iti on to the affirmative vote otherwise required , of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof . 6. Signature: (Required) Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompan i ed by appropriate fees . Page 2 of 2 Revised : 1/1/ 2019

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5. Fourth Article Amendment (continued) Shares, the Corporation shall have the authority to issue shall be FJVE HUNDRED MILLION (500,000,000) shares of Common Stock, par value $0.001 per share, having equal rights, voting privileges and preferences .

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